EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders


     We consent to the use in this Amendment No. 4 to the Registration Statement relating to the shares of Common Stock of HLM Design, Inc. on Form S-1 of our report dated (i) November 11, 1997 (January 30, 1998, February 13, 1998 and February 27, 1998 as to the last paragraph in Note 1) on the financial statements of HLM Design, Inc. as of April 25, 1997 and for the period ended April 25, 1997, (ii) our report dated October 31, 1997 on the financial statements of Hansen Lind Meyer, Inc. as of April 26, 1996 and April 25, 1997 and for each of the three years in the period ended April 25, 1997 appearing in the Prospectus, which is a part of this Amendment No. 4 to the Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP


Charlotte, North Carolina
April 28, 1998